Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2019, in Amendment No. 1 to the Registration Statement (Form S-4/A No. 333-231811) and related proxy statement/prospectus of Elanco Animal Health Incorporated (“Elanco”) with respect to the shares of common stock, no par value per share, of Elanco, to be issued pursuant to the Agreement and Plan of Merger dated as of April 26, 2019, by and among Elanco, Elanco Athens Inc., and Aratana Therapeutics, Inc.

/s/ Ernst & Young LLP
Indianapolis, Indiana
June 12, 2019